Exhibit 10.1

UMPQUA HOLDINGS CORPORATION

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement is made and entered into pursuant to the terms of the 2003 Stock Incentive Plan (the “Plan”) adopted by the Board of Directors and Shareholders of Umpqua Holdings Corporation, an Oregon corporation (the “Company”). Unless otherwise defined herein, capitalized terms defined in this Restricted Stock Agreement shall have the meanings as defined in the Plan.

The “Grantee”

Target Number of Shares of the Company’s Common Stock Awarded	(the “Target Grant Shares”)

Maximum Number of Shares of the Company’s Common Stock Awarded	(the “Maximum Grant Shares”)

“Date of Award”	1/27/2012

Price Paid by Grantee per Share	$ 0

Fair Market Value per Share on Date of Award	$ 12.28

Repurchase Price per Share	$ 0.001

“Vesting Schedule”	Per the attached Schedule A

1.	AWARD OF RESTRICTED STOCK GRANT

The Company hereby awards to the Grantee and the Grantee accepts the award of a Restricted Stock Grant of the number of shares of Common Stock of the Company specified above as the Target Grant Shares. This Restricted Stock Grant is being made as part of the Grantee’s compensation package without the payment of any consideration other than the Grantee’s services to the Company and payment of the Price Paid by the Grantee per Share specified above, if any. The Award is being made pursuant to the Plan and is subject to and conditioned upon the terms and conditions of the Plan and the terms and conditions set forth in this Agreement. Any inconsistency between this Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan. As used herein, the term “Grant Shares” refers to Target Grant Shares and Maximum Grant Shares.

2.	REPRESENTATIONS OF THE GRANTEE

2.1 No Representations by or on Behalf of the Company. The Grantee is not relying on any representation, warranty or statement made by the Company or any agent, employee or officer, director, shareholder or other controlling person of the Company regarding the Grant Shares or this Restricted Stock Grant.

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2.2. Tax Election. The Company has advised the Grantee to seek the Grantee’s own tax and financial advice with regard to the federal and state tax considerations resulting from the Grantee’s receipt of the Grant Shares pursuant to the Award. The Grantee is making the Grantee’s own determination as to the advisability of making a Section 83(b) election with respect to the Target Grant Shares covered by the Award and this Agreement. The Grantee understands that the Company will report to appropriate taxing authorities the payment to the Grantee of compensation income either (i) upon the vesting of Shares or (ii) if the Grantee makes a timely Section 83(b) election, as of the Date of the Award. The Grantee understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this Restricted Stock Grant. With respect to Tax Withholding Amounts, the Company has all of the rights specified in Section 5 of this Agreement and has no obligations to the Grantee except as expressly stated in Section 5 of this Agreement.

2.3 Agreement to Enter into Lock-Up Agreement with an Underwriter. If the Grantee is then an executive officer of the Company, the Grantee, by accepting the Award represented by this Agreement, understands and agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Grantee will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Grantee provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

3.	GENERAL RESTRICTIONS OF TRANSFERS OF UNVESTED SHARES

3.1 No Transfers of Unvested Shares. The Grantee agrees for himself or herself, his or her executors, administrators and other successors in interest that none of the Unvested Shares (as defined in Schedule A), nor any interest therein, may be voluntarily or involuntarily sold, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with the Vesting Schedule set forth in Schedule A.

3.2 Stock Distributions. If the Company makes any distribution of stock with respect to the Grant Shares by way of a stock dividend or stock split, or pursuant to any recapitalization, reorganization, consolidation, merger or otherwise, and the Grantee receives any additional shares of stock in the Company (or other shares of stock in another corporation) as a result thereof, such additional (or other) shares shall be deemed Grant Shares hereunder and shall be subject to the same restrictions and obligations imposed by this Agreement.

3.3 Invalid Transfers. Any disposition of the Grant Shares other than in strict compliance with the provisions of this Agreement shall be void. The Company shall not be required (i) to transfer on its books any Grant Shares which have been sold or transferred in violation of the provisions of this Section 3 or (ii) to treat as the owner of the Grant Shares, or otherwise to accord voting, dividend or any other rights to, any person or entity to whom Grantee transferred or attempted to transfer the Grant Shares in contravention of this Agreement.

3.4 Status of Repurchased Grant Shares. Any of the Grant Shares repurchased by the Company pursuant to this Agreement shall return to the status of authorized, but unissued, shares of the Company.

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4.	REPURCHASE OF UNVESTED GRANT SHARES

4.1 Repurchase Right. Unless the Company gives notice to the Grantee within a period of ninety days (90) after the occurrence of any of the foregoing events (each a “Repurchase Event”) of its intent to waive its repurchase right, the Company will repurchase the Grant Shares from the Grantee to the extent that they were Unvested on the date of the Repurchase Event:

(i) upon the death of the Grantee;

(ii) upon the Grantee becoming Disabled, as such term is defined in the Plan; and

(iii) upon the Grantee ceasing, for any reason, to be an Employee, as such term is defined in the Plan, except that a leave of absence in accordance with the Company’s sick leave, family leave or military leave policies or that is otherwise approved by the Committee that administers the Plan shall not constitute cessation of Employment provided unless the Grantee fails to return to employment with the Company at the end of such leave in accordance with such policies or approval, or upon Grantee’s ceasing their membership in the Company’s President’s Club.

Notwithstanding the foregoing, if the Company was not aware of the occurrence of the Repurchase Event, the ninety-day period shall not begin to run until such time as the Company actually becomes aware of such occurrence. If the Company gives notice of its election not to repurchase the Unvested Grant Shares, this shall not bar or waive the Company’s obligation or option to exercise its repurchase right in connection with any subsequent Repurchase Event.

4.2 Purchase Price and Payment. The Repurchase Price of the Grant Shares under this Section 4 is as specified on the first page of this Agreement and shall be paid by the Company at the closing by check.

4.3 Closing of the Repurchase. Any shares repurchased pursuant to this Section 4 shall be transferred at a closing to be held at the principal office of the Company no later than ten (10) days after the expiration of the ninety (90) day period specified in Section 4.1. Failure to timely remit the Repurchase Price to the Grantee shall not invalidate the Company’s repurchase obligation and right as set forth in Section 4.1.

4.4 Safekeeping of Stock Certificate Until the Expiration of the Repurchase Right. Until Grant Shares are vested in accordance with the vesting schedule set forth in Schedule A, the stock certificate representing the Grant Shares may be retained by the Company or its transfer agent. Upon the closing of any repurchase pursuant to this Section 4, Grantee does hereby authorize and does hereby irrevocably appoint the Secretary of the Company (with full power of substitution) as Grantee’s attorney-in-fact to transfer the Grant Shares on the books of the Company and to cancel or reissue a new certificate representing the Grant Shares in accordance with this Section 4. Upon the written request of the Grantee, the Company will deliver or cause to be delivered to the Grantee a stock certificate representing the Grant Shares that have vested in accordance with the vesting schedule set forth in Schedule A to the extent that stock certificates for such vested shares have not previously been delivered to the Grantee. The power of attorney contained in this Section 4.4 shall become null and void as to Grant Shares that have vested in accordance with the vesting schedule set forth in Schedule A.

4.5 Assignment of Rights by the Company. The Company may, in its sole discretion, assign its repurchase obligation with respect to any Unvested Grant Shares to any one or more persons without notice to, or the prior consent of, the Grantee.

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5.	PROVISION FOR PAYMENT OF TAX WITHHOLDING AMOUNTS

5.1 Payment of Tax Withholding Amounts. Upon the vesting of the Grant Shares or upon the Grantee making a valid election under Section 83(b) of the Internal Revenue Code, the Grantee must pay to the Company or make adequate provision for the payment of all Tax Withholding as such term is defined in the Plan. By accepting the Award represented by this Agreement, the Grantee shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Grantee. No shares of Common Stock will be released from the restrictions on their transfer under Section 3 of this Agreement unless and until payment or adequate provision for payment of the Tax Withholding has been made. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by the Grantee, the Grantee will pay such additional amount to the Company immediately upon demand by the Company. If the Grantee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Grantee, including salary or any bonus.

5.2 Alternative Provisions for the Payment of Tax Withholding Amounts. The Grantee may elect to pay all or any portion of the Tax Withholding (i) by surrender of shares of Common Stock (including vested Grant Shares) valued at their Fair Market Value as such term is defined in the Plan, (ii) by authorizing a duly registered and licensed broker-dealer to sell shares of Common Stock that are vested or vesting under this Agreement (or, at least a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the Tax Withholding (iii) by the surrender of other securities of the Company in the manner specified in Section 8.4 of the Plan, or (iv) any combination of the foregoing.

6.	MISCELLANEOUS PROVISIONS

6.1 Specific Performance. The parties hereby acknowledge and agree that it is impossible to measure in money the damages which will be suffered by a party hereto by reason of any breach by another party of any term of this Agreement, that the Company and its common stock are unique and that a non-breaching party will suffer irreparable injury if this Agreement is not specifically performed. Accordingly, the parties hereto acknowledge that a non-breaching party shall, in addition to all other remedies available hereunder or at law, be entitled to equitable relief (including without limitation preliminary and permanent injunctive relief) to enforce the terms of this Agreement.

6.2 No Rights to Continued Employment. Nothing contained herein shall confer upon Grantee any right to continue in the employ of the Company or continue in their position, and the Company reserves all rights to discharge or demote Grantee for any reason whatsoever, with or without cause, as an at-will employee, subject to the terms of any other written agreement that may exist between the Company and Grantee.

6.3 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all of the parties hereto.

6.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Grantee without the prior written consent of the Company.

6.5 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Oregon applicable to the construction and enforcement of contracts wholly executed in Oregon by residents of Oregon and wholly performed in Oregon. Any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in the County of Multnomah in the State of Oregon and all parties hereto hereby submit to the in personal jurisdiction of such court for purposes of any such action or procedure.

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6.6. Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 6.7 of this Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

6.7 Attorney Fees. If any suit, action, or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

6.8 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

6.9 Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

6.10 No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

6.11 Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

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6.12 Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company executive offices to the attention of the Corporate Secretary, or if to the Grantee, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

IN WITNESS WHEREOF, the Grantee and the Company have executed this Agreement effective as of the Date of Award.

The GRANTEE

Type or Print Name:

Social Security Number:

COMPANY	UMPQUA HOLDINGS CORPORATION

By:

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RESTRICTED STOCK AGREEMENT

Schedule A – Vesting Schedule

Grant Shares Awarded under the Restricted Stock Agreement to which this Schedule A is attached shall vest in accordance with the following conditions. Grant Shares that have not yet vested in accordance with the vesting schedule set forth herein, are referred to in the Restricted Stock Agreement as “Unvested Shares.”

Performance-Based and Accelerated Vesting. Under the Restricted Stock Agreement to which this Vesting Schedule is attached, Grant Shares shall vest only in accordance with the following provisions:

A.	For the purposes of this Vesting Schedule, the terms below have the following meanings:

“Final Closing Price” means in the case of the Company the closing price of a share of the Company’s common stock, and in the case of the KRXTR the closing price of the KRXTR (symbol “KRXTR”).

“Initial Closing Price” means, in the case of the Company $12.28, and in the case of the KRXTR $52.55 (using the symbol “KRXTR”).

“KRXTR” means the KBW Regional Banking Total Return Index, or such other similar index as selected by the Committee should the KBW Regional Banking Total Return Index cease to be available.

“Retirement” means termination of employment after becoming eligible for retirement by reaching age 62 and having 5 years of continuous service.

“TSR” means the cumulative total shareholder return as measured by dividing the sum of the cumulative amount of dividends for the TSR Period, assuming dividend reinvestment, and the difference between the Initial Closing Price and the Final Closing Price, by the Initial Closing Price.

“TSR Performance” compares the Company’s TSR to the KRXTR TSR, each converted into a fixed investment, stated in dollars, assuming $100.00 was invested at the Initial Closing Price at the commencement of TSR Period.

TSR Performance, for the purposes of determining vesting, is the quotient resulting from dividing Company TSR Performance by KRXTR TSR Performance.

Company TSR Performance and KRXTR TSR Performance are calculated in the same manner as the performance of the Company’s common stock in the Stock Performance Graph presented in the Company’s Annual Report on Form 10-K as required by Item 201(e) of SEC Regulation S-K except that the measurement period is three years for the purposes of this Agreement and five years for the Stock Performance Graph.

“TSR Period” means the three-year period ending on January 27, 2015.

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B.	The vesting of Grant Shares shall be conditioned upon the satisfaction of a performance vesting requirement based on TSR Performance. Unless earlier vested in accordance with Sections C or D of this Vesting Schedule, Target Grant Shares shall become vested, provided Grantee is employed by the Company at the end of the TSR Period and upon the written certification by the Committee, or its delegate, of the achievement of the performance goal of TSR Performance, in accordance with the applicable Vesting Percentage specified for TSR Performance in the following schedule:

TSR Performance	Vesting Percentage of Target Grant Shares
Lower than 60%	0%

60%	25%

between 60% and 100%	**

100% (the Company TSR Performance equals or exceeds the KRX TSR Performance)	100%

Above 100%	***

**	When TSR Performance is between 60% and 100%, such results will be interpolated on a straight-line basis to determine the applicable Vesting Percentage. For example, 80% TSR Performance represents the midpoint of TSR Performance and would result in the midpoint of the Vesting Percentage, or 62.5%.
***	When TSR Performance is between 100% and 125%, the applicable Vesting Percentage shall be equal to the TSR Performance. If TSR Performance exceeds 125%, the Vesting Percentage shall be 125%. In no event shall the total vested shares exceed the Maximum Grant Shares.

C.	Notwithstanding Section B of this Vesting Schedule, upon the consummation of a Change of Control Transaction, as such term is defined in the Plan, all of the Target Grant Shares that remain unvested shall become vested.

D.	Notwithstanding Section B of this Vesting Schedule, upon Retirement by the Grantee, death or Disability of the Grantee, or a termination of employment by the Grantee for “good reason” (as defined in the Grantee’s Employment Agreement with the Company) prior to the end of the TSR Period, a percentage of the unvested Target Grant Shares, rounded to the nearest whole share, shall vest as of the date of such termination and become exercisable, with such percentage equal to the number of months of service by the Grantee during the TSR Period divided by 36.

Notwithstanding the foregoing: (i) no additional Grant Shares will vest after the occurrence of any Repurchase Event; and (ii) the number of Grant Shares vesting above shall automatically be adjusted as appropriate to reflect any stock dividend, stock-split, combination of shares or other similar event as referred to in Section 10.1 of the Plan.

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